Exhibit 99.1

Media:	Caitlin Currie
(713) 627-5353
(713) 627-4747 (24-hour media line)

Analysts:	Roni Cappadonna
(713) 627-4778

Date:	November 4, 2013

Spectra Energy Reports 56 Percent Increase in Third Quarter 2013 Results

•	Ongoing net income from controlling interests of $283 million, $0.42 diluted earnings per share (EPS), compared with $179 million, $0.27 EPS, in the prior year quarter.

•	$1.2 billion New Jersey-New York Expansion placed into service on schedule; continued execution of growth plans creates ongoing value.

•	Major MLP drop-down completed November 1, creating approximately $20 billion enterprise.

HOUSTON – Spectra Energy Corp (NYSE: SE) today reported 2013 third quarter net income from controlling interests of $263 million, or $0.39 diluted EPS, compared with $179 million, or $0.27 EPS, in the prior year quarter. Ongoing net income was $283 million, or $0.42 diluted EPS, versus $179 million, or $0.27 EPS, during the prior year quarter.

“Spectra Energy’s results were very much in line with our expectations for the quarter and the year,” said Greg Ebel, president and chief executive officer, Spectra Energy Corp. “With the continued successful execution of our capital expansion plans, the strong performance of our newly acquired oil and natural gas liquids pipeline businesses, and the early completion of our drop down of assets into our MLP, Spectra Energy Partners, we are delivering impressive financial results and returns for our shareholders.”

BUSINESS UPDATES

Spectra Energy recently completed the drop-down of the remainder of its U.S. Storage and Transmission assets into Spectra Energy Partners. The transaction transforms Spectra Energy

Partners into one of the largest fee-based MLPs in North America with an enterprise value of almost $20 billion. The drop-down also allows for a significant dividend increase at Spectra Energy and significant increases in Spectra Energy Partners’ distributions to unitholders. The cash to Spectra Energy from its limited partnership and general partnership distributions will support Spectra Energy’s ability to raise its annual dividend by 12 cents per year, effective in the first quarter of 2014, an annual increase of about 10 percent from 2013. Spectra Energy expects to continue annual dividend increases at this level through 2015. Spectra Energy Partners will increase its quarterly distribution, to be paid in the first quarter of 2014, by three cents per unit and expects to continue with a one cent per unit quarterly increase thereafter, resulting in an increase of 11 percent from 2013.

Spectra Energy continues to execute on its $25 billion growth plan – with several notable project updates. The $1.2 billion New Jersey-New York Expansion is now in-service, as scheduled, and bringing critically-needed new natural gas supplies into the region for the first time in more than 40 years. Last month, the Sabal Trail Transmission project received approval from the Federal Energy Regulatory Commission (FERC) to commence the pre-file process to engage stakeholders and is progressing towards a mid-2017 in-service date. The $3.2 billion project is underpinned by a 25-year contract with Florida Power & Light.

The $500 million TEAM 2014 Project is moving forward and expects FERC approval before year-end. Additionally, the $150 million Gulf Market Expansion Project will provide much needed additional supplies of natural gas to support the growing manufacturing sector and LNG export industry along the Texas and Louisiana coast. The company has secured 650 million cubic feet per day of new long-term contracts for shipments on this expansion of the Texas Eastern pipeline system.

Finally, DCP Midstream continues to advance its substantial natural gas processing footprint and placed into service two new processing plants in the last 90 days.The O’Connor Plant, formerly known as the LaSalle Plant, located in the DJ Basin near Kersey, Colorado, commenced commercial operations in October. The Rawhide Plant, a 75 million cubic feet per day processing plant in Glasscock County, Texas was placed into service in late August. Rawhide is part of DCP’s expansion program for the liquids-rich Permian Basin. DCP Midstream was also recently ranked by Hart Energy as the largest natural gas processor and the number one natural gas liquids producer by volume in the United States.

SEGMENT RESULTS

U.S. Transmission

U.S. Transmission reported ongoing third quarter 2013 earnings before interest and taxes (EBIT) of $250 million, compared with $238 million in third quarter 2012. Quarterly EBIT results reflect increased earnings from expansions on Texas Eastern, partially offset by expected lower storage revenues. The 2013 period excludes a special item of $4 million of transaction costs related to the drop down of assets into Spectra Energy Partners.

Including the effects of the above special items, reported EBIT for third quarter 2013 was $246 million, compared with $238 million in the third quarter 2012.

Distribution

Distribution reported third quarter 2013 EBIT of $34 million, compared with $55 million in third quarter 2012. The decrease is due to an expected reduction in transportation revenue as a result of a 2012 regulatory decision, and expected lower storage revenues.

Western Canada Transmission and Processing

Western Canada Transmission and Processing reported third quarter 2013 EBIT of $90 million, compared with $83 million in third quarter 2012. The segment experienced higher earnings at the Empress natural gas liquids (NGL) business, attributable mainly to higher propane prices and lower production costs compared to third quarter 2012. These results were offset by expected lower earnings in the conventional gathering and processing business, driven by lower contracted volumes, as well as higher benefit and other costs.

Field Services

Field Services reported third quarter 2013 EBIT of $137 million, compared with $62 million in third quarter 2012. The change in EBIT is attributable primarily to higher volumes from DCP Midstream’s new processing plants going into service as well as higher commodity prices and lower operating costs. Additionally, there was an increase in gains on units issued by DCP Midstream Partners. These increases were partially offset by higher interest expense, primarily as a result of lower capitalized interest in the 2013 quarter.

During the third quarters of 2013 and 2012, respectively, DCP’s realized NGL prices averaged $0.78 per gallon versus $0.72 per gallon, NYMEX natural gas averaged $3.58 per million British thermal units (MMBtu) versus $2.81 per MMBtu, and crude oil averaged $106 per barrel versus $92 per barrel.

DCP Midstream has paid distributions of $128 million to Spectra Energy year-to-date.

Liquids

Liquids consists of the Express-Platte Pipeline System acquired in March 2013, along with our equity investments in Sand Hills Pipeline and Southern Hills Pipeline. Liquids reported third quarter 2013 EBIT of $33 million, consisting primarily of Express-Platte operating results.

Other

“Other” reported net costs of $33 million in the third quarter of 2013. Excluding a special item of $17 million for MLP transaction costs, ongoing net costs were $16 million, compared with $29 million in third quarter 2012. Other is primarily comprised of corporate costs, including benefits and captive insurance.

Interest Expense

Interest expense was $167 million for third quarter 2013 compared with $159 million for third quarter 2012. The increase was driven by higher average debt balances.

Income Taxes

Third quarter 2013 income tax expense from continuing operations was $85 million, compared with $72 million reported in the third quarter of 2012. The higher tax expense was due primarily to higher earnings partially offset by changes in Canadian provincial tax rates and the recognition of certain regulatory tax benefits. The effective tax rate was 23 percent in the third quarter of 2013, compared with 26 percent in the third quarter of 2012.

Special Items Affecting Spectra Energy’s EPS for the Quarters Include:

(in millions, except per-share amounts)

	Pre-tax Amount	Tax Effect	Net Income – Controlling Interests Impact	EPS Impact

Third Quarter 2013
Transaction costs related to the drop down of assets into Spectra Energy Partners	$(21)	$1	$(20)	$(0.03)

Total Special Items	$(21)	$1	$(20)	$(0.03)

Third Quarter 2012	$—	$—	$—	$—

Reconciliation of Reported to Ongoing Net Income – Controlling Interests

(in millions)

	Quarters Ended September 30,
	2013	2012
Net Income – Controlling Interests as Reported	$263	$179
Adjustments to Reported Net Income – Controlling Interests:
Special Items	20	—

Ongoing Net Income – Controlling Interests	$283	$179

Reconciliation of Reported to Ongoing Diluted EPS

	Quarters Ended September 30,
	2013	2012
Diluted EPS as Reported	$0.39	$0.27

Special Items	0.03	—

Diluted EPS, Ongoing	$0.42	$0.27

Additional Information

Additional information about third quarter 2013 earnings can be obtained via the Spectra Energy Web site: www.spectraenergy.com.

The analyst call, held jointly with Spectra Energy Partners, is scheduled for today, Monday, November 4, 2013, at 8:00 a.m. CT. The webcast can be accessed via the Investors Section of Spectra Energy’s Web site or the conference call can be accessed by dialing (888) 252-3715 in the United States or Canada, or (706) 634-8942 internationally. The conference code is “74541627” or “SE and SEP Quarterly Earnings Call.”

Please call five to ten minutes prior to the scheduled start time. A replay of the call will be available until 5:00 p.m. CT, January 1, 2014, by dialing (855) 859-2056 with conference ID 74541627. The international replay number is (404) 537-3406, with the above conference ID. A replay and transcript also will be available by accessing Spectra Energy’s or Spectra Energy Partners’ Web sites.

Non-GAAP Financial Measures

We use ongoing net income from controlling interests and ongoing diluted EPS as measures to evaluate operations of the company. These measures are non-GAAP financial measures as they represent net income from controlling interests and diluted EPS, adjusted for special items and discontinued operations. Special items represent certain charges and credits which we believe will not be recurring on a regular basis, and discontinued operations do not represent our ongoing core business. We believe that the presentation of ongoing net income and ongoing diluted EPS provide useful information to investors, as it allows them to more accurately compare our ongoing performance across periods. The most directly comparable GAAP measures for ongoing net income from controlling interests and ongoing diluted EPS are net income from controlling interests and diluted EPS, including any special items.

The primary performance measure used by us to evaluate segment performance is segment EBIT from continuing operations, which at the segment level represents earnings from continuing operations (both operating and non-operating) before interest and taxes, net of noncontrolling interests related to those earnings. We consider segment EBIT, which is the GAAP measure used to report segment results, to be a good indicator of each segment’s operating performance from its continuing operations as it represents the results of our ownership interest in operations without regard to financing methods or capital structures.

We also use ongoing segment EBIT and Other EBIT (net costs) as measures of performance. Ongoing segment and Other EBIT are non-GAAP financial measures as they represent reported segment and Other EBIT adjusted for special items. We believe that the presentation of ongoing segment and Other EBIT provide useful information to investors, as they allow investors to more accurately compare a segment’s or Other’s ongoing performance across periods. The most directly comparable GAAP measures for ongoing segment or Other EBIT are reported segment or Other EBIT, which represent EBIT from continuing operations, including any special items.

Earnings before interest, taxes and depreciation and amortization (EBITDA) is a non-GAAP financial measure. The most directly comparable GAAP measure for EBITDA, as used in the discussion of the dropdown of Spectra Energy’s remaining U.S. transmission, storage and liquids assets to Spectra Energy Partners, is net income plus net interest expense and depreciation and amortization.

Forward-Looking Statements

This release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are based on our beliefs and assumptions. These forward-looking statements are identified by terms and phrases such as: anticipate, believe, intend, estimate, expect, continue, should, could, may, plan, project, predict, will, potential, forecast, and similar expressions. Forward-looking statements involve risks and uncertainties that may cause actual results to be materially different from the results predicted. Factors that could cause actual results to differ materially from those indicated in any forward-looking statement include, but are not limited to: the success of the completed drop-down; state, federal and foreign legislative and regulatory initiatives that affect cost and investment recovery, have an effect on rate structure, and affect the speed at and degree to which competition enters the natural gas and oil industries; outcomes of litigation and regulatory investigations, proceedings or inquiries; weather and other natural phenomena, including the economic, operational and other effects of hurricanes and storms; the timing and extent of changes in commodity prices, interest rates and foreign currency exchange rates; general economic conditions, including the risk of a prolonged economic slowdown or decline, or the risk of delay in a recovery, which can affect the long-term demand for natural gas and oil and related services; potential effects arising from terrorist attacks and any consequential or other hostilities; changes in environmental, safety and other laws and regulations; the development of alternative energy resources; results and costs of financing efforts, including the ability to obtain financing on favorable terms, which can be affected by various factors, including credit ratings and general market and economic conditions; increases in the cost of goods and services required to complete capital projects; declines in the market prices of equity and debt securities and resulting funding requirements for defined benefit pension plans; growth in opportunities, including the timing and success of efforts to develop U.S. and Canadian pipeline, storage, gathering, processing and other related infrastructure projects and the effects of competition; the performance of natural gas and oil transmission and storage, distribution, and gathering and processing facilities; the extent of success in connecting natural gas and oil supplies to gathering, processing and transmission systems and in connecting to expanding gas and oil markets; the effects of accounting pronouncements issued periodically by accounting standard-setting bodies; conditions of the capital markets during the periods covered by forward-looking statements; and the ability to successfully complete merger, acquisition or divestiture plans; regulatory or other limitations imposed as a result of a merger, acquisition or divestiture; and the success of the business following a merger, acquisition or divestiture. These factors, as well as additional factors that could affect our forward-looking statements, are described under the headings “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Information” in our 2012 Form 10-K, filed on February 22, 2013, and in our other filings made with the Securities and Exchange Commission (SEC), which are available via the SEC’s Web site at www.sec.gov. In light of these risks, uncertainties and assumptions, the events described in the forward-looking statements might not occur or might occur to a different extent or at a different time than we have described. All forward-looking statements in this release are made as of the date hereof and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Spectra Energy Corp (NYSE: SE), a FORTUNE 500 company, is one of North America’s premier pipeline and midstream companies. Based in Houston, Texas, the company’s operations in the United States and Canada include more than 22,000 miles of natural gas, natural gas liquids, and crude oil pipelines, approximately 305 billion cubic feet (Bcf) of natural gas storage, as well as natural gas gathering and processing, and local distribution operations. The company also has a 50 percent ownership in DCP Midstream, the largest producer of natural gas liquids and the largest natural gas processor in the United States. Spectra Energy has served North American customers and communities for more than a century. The company’s longstanding values are recognized through its inclusion in the Dow Jones Sustainability World and North America Indexes and the CDP’s Global 500 and S&P 500 Climate Disclosure and Performance Leadership Indexes. For more information, visit www.spectraenergy.com.

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Spectra Energy Corp

Quarterly Highlights

September 2013

(Unaudited)

(In millions, except per-share amounts and where noted)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
COMMON STOCK DATA
Earnings Per Share From Continuing Operations, Diluted	$0.39	$0.27	$1.20	$1.11
Earnings Per Share, Diluted	$0.39	$0.27	$1.20	$1.11
Ongoing Earnings Per Share, Diluted	$0.42	$0.27	$1.23	$1.11
Dividends Per Share	$0.305	$0.28	$0.915	$0.84
Weighted-Average Shares Outstanding, Diluted	672	655	671	655

INCOME
Operating Revenues	$1,144	$1,072	$3,953	$3,728
Total Reportable Segment EBIT	540	438	1,644	1,563
Income from Discontinued Operations, Net of Tax	—	—	—	2
Net Income – Controlling Interests	263	179	802	727

EBIT BY BUSINESS SEGMENT
U.S. Transmission	$246	$238	$760	$746
Distribution	34	55	267	281
Western Canada Transmission & Processing	90	83	275	315
Field Services	137	62	271	221
Liquids	33	—	71	—

Total Reportable Segment EBIT	540	438	1,644	1,563
Other EBIT	(33)	(29)	(104)	(83)

Total Reportable Segment and Other EBIT	$507	$409	$1,540	$1,480

CAPITAL AND INVESTMENT EXPENDITURES
U.S. Transmission			$775	$651
Distribution			238	172
Western Canada Transmission & Processing			438	548
Liquids			218	—
Other			31	47

Total Capital and Investment Expenditures, Excluding Acquisitions			$1,700	$1,418

Acquisitions (a)			$1,254	$30

	September 30, 2013	December 31, 2012
CAPITALIZATION
Common Equity – Controlling Interests	33%	39%
Noncontrolling Interests and Preferred Stock	5%	5%
Total Debt	62%	56%

Total Debt	$16,821	$12,833
Book Value Per Share (b)	$13.33	$13.43
Actual Shares Outstanding	670	668

(a)	Represents 2013 acquisition of Express-Platte pipeline system and 2012 payment of a portion of the purchase price previously withheld in connection with the acquisition of Bobcat.
(b)	Represents controlling interests.

Spectra Energy Corp

Quarterly Highlights

September 2013

(Unaudited)

(In millions, except where noted)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
U.S. TRANSMISSION
Operating Revenues	$454	$460	$1,394	$1,419
Operating Expenses
Operating, Maintenance and Other	167	165	480	484
Depreciation and Amortization	72	70	215	211
Gains on Sales of Other Assets and Other, net	1	—	1	3
Other Income and Expenses	59	40	152	103
Noncontrolling Interests	29	27	92	84

EBIT	$246	$238	$760	$746

Proportional Throughput, TBtu (a)	734	650	2,228	2,025

DISTRIBUTION
Operating Revenues	$264	$269	$1,315	$1,188
Operating Expenses
Natural Gas Purchased	70	50	567	425
Operating, Maintenance and Other	112	110	331	323
Depreciation and Amortization	49	54	151	159
Noncontrolling Interests	(1)	—	(1)	—

EBIT	$34	$55	$267	$281

Number of Customers, Thousands			1,390	1,370
Heating Degree Days, Fahrenheit	356	295	4,844	3,994
Pipeline Throughput, TBtu	157	158	666	584
Canadian Dollar Exchange Rate, Average	1.04	1.00	1.02	1.00

WESTERN CANADA TRANSMISSION & PROCESSING
Operating Revenues	$367	$348	$1,132	$1,143
Operating Expenses
Natural Gas and Petroleum Products Purchased	68	81	238	304
Operating, Maintenance and Other	150	142	459	406
Depreciation and Amortization	57	50	167	145
Other Income and Expenses	(2)	8	7	27

EBIT	$90	$83	$275	$315

Pipeline Throughput, TBtu	171	158	510	490
Volumes Processed, TBtu	168	162	500	501
Empress Inlet Volumes, TBtu	110	121	335	401
Canadian Dollar Exchange Rate, Average	1.04	1.00	1.02	1.00

FIELD SERVICES
Equity in Earnings of DCP Midstream, LLC	$137	$62	$271	$221

EBIT	$137	$62	$271	$221

Cash Distributions	$35	$25	$128	$175
Natural Gas Gathered and Processed/Transported, TBtu/day (b)	7.4	7.2	7.1	7.1
Natural Gas Liquids Production, MBbl/d (b,c)	442	398	417	401
Average Natural Gas Price Per MMBtu (d)	$3.58	$2.81	$3.67	$2.59
Average Natural Gas Liquids Price Per Gallon (e)	$0.78	$0.72	$0.74	$0.83
Average Crude Oil Price Per Barrel (f)	$105.82	$92.22	$98.23	$96.17

LIQUIDS
Operating Revenues	$76	$—	$162	$—
Operating Expenses
Operating, Maintenance and Other	33	—	72	—
Depreciation and Amortization	7	—	15	—
Other Income and Expenses	2	—	1	—

Noncontrolling Interests	5	—	5	—

EBIT	$33	$—	$71	$—

Express Pipeline Receipts, MBbl/d	205	—	204	—
Platte PADD II Deliveries, MBbl/d	173	—	169	—
Canadian Dollar Exchange Rate, Average	1.04	—	1.02	—

(a)	Trillion British thermal units
(b)	Includes 100% of DCP Midstream volumes
(c)	Thousand barrels per day
(d)	Million British thermal units. Average price based on NYMEX Henry Hub
(e)	Does not reflect results of commodity hedges
(f)	Average price based on NYMEX calendar month

Spectra Energy Corp

Condensed Consolidated Statements of Operations

(Unaudited)

(In millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012

Operating Revenues	$1,144	$1,072	$3,953	$3,728
Operating Expenses	811	744	2,760	2,516
Gains on Sales of Other Assets and Other, net	—	—	—	2

Operating Income	333	328	1,193	1,214

Other Income and Expenses	211	107	448	350
Interest Expense	167	159	476	471

Earnings From Continuing Operations Before Income	377	276	1,165	1,093
Income Tax Expense From Continuing Operations	85	72	277	289

Income From Continuing Operations	292	204	888	804
Income From Discontinued Operations, net of tax	—	—	—	2

Net Income	292	204	888	806
Net Income – Noncontrolling Interests	29	25	86	79

Net Income – Controlling Interests	$263	$179	$802	$727

Spectra Energy Corp

Condensed Consolidated Balance Sheets

(Unaudited)

(In millions)

	September 2013	December 31, 2012
ASSETS

Current Assets	$1,921	$1,663
Investments and Other Assets	10,255	7,777
Net Property, Plant and Equipment	21,822	19,905
Regulatory Assets and Deferred Debits	1,355	1,242

Total Assets	$35,353	$30,587

LIABILITIES AND EQUITY

Current Liabilities	$6,159	$3,791
Long-term Debt	12,268	10,653
Deferred Credits and Other Liabilities	6,671	6,042
Preferred Stock of Subsidiaries	258	258
Equity	9,997	9,843

Total Liabilities and Equity	$35,353	$30,587

Spectra Energy Corp

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(In millions)

	Nine Months Ended September 30,
	2013	2012

CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$888	$806
Adjustments to reconcile net income to net cash provided operating activities	512	648

Net cash provided by operating activities	1,400	1,454

CASH FLOWS FROM INVESTING ACTIVITIES
Net cash used in investing activities	(4,800)	(1,450)

CASH FLOWS FROM FINANCING ACTIVITIES
Net cash provided by (used in) financing activities	3,467	(35)

Effect of exchange rate changes on cash	(1)	3

Net increase (decrease) in cash and cash equivalents	66	(28)
Cash and cash equivalents at beginning of period	94	174

Cash and cash equivalents at end of period	$160	$146

Spectra Energy Corp

Reported to Ongoing Earnings Reconciliation

September 2013 Quarter-to-date

(In millions, except per-share amounts)

	Reported Earnings	Special Items		Ongoing Earnings
SEGMENT EARNINGS BEFORE INTEREST FROM CONTINUING OPERATIONS
U.S. Transmission	$246	$4	A	$250
Distribution	34	—		34
Western Canada Transmission & Processing	90	—		90
Field Services	137	—		137
Liquids	33	—		33

Total Reportable Segment EBIT	540	4		544
Other	(33)	17	A	(16)

Total Reportable Segment and Other EBIT	$507	$21		$528

EARNINGS
Total Reportable Segment EBIT and Other EBIT	$507	$21		$528
Interest Expense	(167)	—		(167)
Interest Income and Other	37	—		37
Income Taxes from Continuing Operations	(85)	(1)		(86)

Total Net Income	$292	$20		$312
Total Net Income – Noncontrolling Interests	(29)	—		(29)

Total Net Income – Controlling Interests	$263	$20		$283

EARNINGS PER SHARE, BASIC	$0.39	$0.03		$0.42

EARNINGS PER SHARE, DILUTED	$0.39	$0.03		$0.42

A – transaction costs related to the dropdown of assets into Spectra Energy Partners.

Weighted Average Shares (reported and ongoing) – in millions
Basic	670
Diluted	672

Spectra Energy Corp

Reported to Ongoing Earnings Reconciliation

September 2012 Quarter-to-date

(In millions, except per-share amounts)

Reported Earnings/ Ongoing Earnings
SEGMENT EARNINGS BEFORE INTEREST AND FROM CONTINUING OPERATIONS
U.S. Transmission	$238
Distribution	55
Western Canada Transmission & Processing	83
Field Services	62

Total Reportable Segment EBIT	438
Other	(29)

Total Reportable Segment and Other EBIT	$409

EARNINGS
Total Reportable Segment EBIT and Other EBIT	$409
Interest Expense	(159)
Interest Income and Other	26
Income Taxes from Continuing Operations	(72)

Total Net Income	$204
Total Net Income – Noncontrolling Interests	(25)

Total Net Income – Controlling Interests	$179

EARNINGS PER SHARE, BASIC	$0.27

EARNINGS PER SHARE, DILUTED	$0.27

Weighted Average Shares (reported and ongoing) – in
Basic	653
Diluted	655